Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/Bill Zima
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL THIRD QUARTER RESULTS

Minneapolis, MN, December 19, 2006 – Christopher & Banks Corporation (NYSE: CBK) today reported results for its third quarter and nine months ended November 25, 2006.

Net sales in the third quarter increased 7% to $139.3 million, from $130.5 million in the prior year period, while same-store sales declined 1%.  Net income for the third quarter increased to $9.2 million, or $0.24 per diluted share, compared with $8.7 million, or $0.24 per diluted share, in the year ago period.

For the nine months ended November 25, 2006, net sales increased 14% to $413.3 million from $363.9 million, while same-store sales rose 4%. Net income was $31.8 million, or $0.84 per diluted share, compared to $23.7 million, or $0.66 per diluted share, in the prior year period. As of November 25, 2006, the Company operated 778 stores compared with 707 stores as of November 26, 2005.

Joe Pennington, Chief Executive Officer of Christopher & Banks Corporation commented, “The customer response to our product assortment was not as favorable as expected during the third quarter.  Merchandise margins were very strong early in the quarter but came under pressure as sales softened in October and November. We are taking all of the necessary measures to ensure that our Holiday merchandise miscues are contained and do not impact our spring season business. We have learned some lessons from this experience, and I am confident that we will begin fiscal 2008 with a merchandise mix that will once again resonate with our customers.”

Mr. Pennington concluded, “Based on performance to date and our expectations for the balance of the month, we anticipate that December same-store sales will decline 6 to 7%. With thirty-one days between Thanksgiving and Christmas this year compared to thirty days last year, we believe our customer has delayed her purchases later into the Holiday shopping season.  While below our expectations, we are encouraged that weekly same-store sales results have improved as we have progressed through our fiscal month of December.”

Balance Sheet Highlights and Financial Outlook

The Company is in a strong financial position finishing the quarter with $113.2 million in cash and short-term investments.  At the end of the third quarter total inventory per store was approximately $71,200 this year compared to $60,700 last year.  While up from last year, total inventory per store still remains approximately 5% below the level the Company finished the third quarter two years ago when inventory per store was $74,600.

For the fourth quarter ending March 3, 2007, earnings are anticipated to be in the range of $0.13 to $0.14 per diluted share.  Fourth quarter guidance takes into account a $0.02 to $0.03 per diluted share impact of expensing stock-based compensation.  In last year’s fourth quarter, the Company earned $0.18 per diluted share.  Last year’s fourth quarter included a $0.02 per share charge related to remaining contractual obligations to the Company’s former Chairman and Chief Executive Officer.

The Company will discuss its third quarter results in a conference call scheduled for today, December 19, 2006, at 5:00 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

 Same-store sales for the Company’s fiscal month ending December 23, 2006 will be reported on Thursday, December 28, 2006, before the market opens.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company currently operates 779 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 524 Christopher & Banks stores, 218 C.J. Banks stores and 37 Acorn stores.

This release contains forward-looking statements, including statements regarding the Company’s anticipated December same-store sales results of a 6 to 7 percent decline and the Company’s earnings guidance of $0.13 to $0.14 per diluted share for the fourth quarter of fiscal 2007. The achievement of such results is subject to certain risks and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to, adverse changes in economic, market and weather conditions, shifts in consumer tastes and spending habits that result in decreased sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(Financial Statements to Follow)

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS AND NINE MONTHS ENDED

NOVEMBER 25, 2006 AND NOVEMBER 26, 2005

(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	November 25,	November 26,	November 25,	November 26,
	2006	2005	2006	2005

Net sales	$139,265	$130,453	$413,349	$363,937

Costs and expenses:
Merchandise, buying and occupancy	84,611	78,066	241,976	216,921
Selling, general and administrative	35,793	33,783	107,986	95,740
Depreciation and amortization	5,138	4,712	15,136	13,734
Total costs and expenses	125,542	116,561	365,098	326,395

Operating income	13,723	13,892	48,251	37,542

Interest income	1,353	449	3,640	1,236

Income before income taxes	15,076	14,341	51,891	38,778

Income tax provision	5,849	5,613	20,134	15,046

Net income	$9,227	$8,728	$31,757	$23,732

Basic earnings per share:
Net income	$0.24	$0.24	$0.86	$0.66

Basic shares outstanding	37,743	35,945	37,051	35,844

Diluted earnings per share:
Net income	$0.24	$0.24	$0.84	$0.66

Diluted shares outstanding	38,233	36,181	37,617	36,165

Dividends per share	$0.06	$0.04	$0.14	$0.12

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	November 25,	February 25,	November 26,
	2006	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$59,380	$59,419	$32,740
Short-term investments	53,800	32,966	36,830
Merchandise inventories	55,421	37,871	42,918
Other current assets	13,783	10,384	12,479
Total current assets	182,384	140,640	124,967

Property, equipment and improvements, net	128,176	118,342	117,482

Other assets:
Goodwill	3,587	3,587	3,587
Other	1,249	894	924
Total other assets	4,836	4,481	4,511

Total assets	$315,396	$263,463	$246,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,058	$9,853	$8,311
Accrued liabilities	25,274	25,930	20,237
Total current liabilities	32,332	35,783	28,548

Other liabilities:
Deferred lease incentives	21,896	21,803	20,203
Other	10,582	13,084	12,638
Total other liabilities	32,478	34,887	32,841

Stockholders’ equity:
Common stock	450	430	428
Additional paid-in capital	105,561	65,941	63,961
Retained earnings	213,551	186,998	181,758
Common stock held in treasury	(68,976)	(60,576)	(60,576)
Total stockholders’ equity	250,586	192,793	185,571

Total liabilities and stockholders’ equity	$315,396	$263,463	$246,960